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                                                                    Exhibit 4(A)


                     Form of Management Agreement between
             the Target Account and Boston Safe Deposit and Trust
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                              MANAGEMENT AGREEMENT
                               ___________, 1998


Endeavor Management Co., Managing Partner
Endeavor Investment Advisers
Suite 300
2101 East Coast Highway
Corona del Mar, CA  92660

Dear Sirs:

    PFL Endeavor Target Account (the "Account"), a managed separate account created under the laws of the State of Iowa, herewith confirms its agreement with Endeavor Investment Advisers, a California general partnership, (the "Manager") as follows:

    1.  Investment Description; Appointment
        -----------------------------------

    The Account desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Rules and Regulations as amended from time to time, and in its registration statement filed with the Securities and Exchange Commission ("SEC") on Form N-3, as amended from time to time (the "Registration Statement"), and in such manner and to such extent as may from time to time be approved by the Board of Managers of the Account. The Account is currently divided into two subaccounts: Dow Jones Industrial Average Target 10 Subaccount and Dow Jones Industrial Average Target 5 Subaccount. The Account may in the future be divided into additional subaccounts. Such existing and future subaccounts are hereinafter referred to as the "Subaccounts." Copies of the Registration Statement and the Accounts's Rules and Regulations have been or will be submitted to the Manager. The Account desires to employ the Manager to act as its investment manager. The Account acknowledges and agrees that the Manager intends to appoint a person to act as investment adviser ("Adviser") to render investment advice to each of the
Subaccounts.   Such Adviser shall make all determinations with respect to the
Subaccount's assets for which it has responsibility. The Manager accepts this appointment and agrees to furnish the services for the compensation set forth below.
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    2.  Services as Investment Manager
        ------------------------------

    (a) Subject to the supervision and direction of the Board of Managers of the Account, the Manager will have (i) overall supervisory responsibility for the general management and investment of the Subaccounts' assets, and (ii) full investment discretion to make all determinations with respect to the investment
of a Subaccount's assets not then managed by an   Adviser.  In connection with
its responsibilities set forth under (i) above, the Account acknowledges and agrees that the Manager will select an Adviser to render investment advice to each of the Subaccounts. Each such Adviser shall make all determinations with respect to the Subaccount's assets for which it has responsibility. In addition, the Manager will conduct a program of evaluations of the Advisers' performance, review the activities of the Advisers for compliance with the Subaccounts' investment objectives and policies and will keep the Account informed of developments materially affecting the Subaccounts and shall, on its own initiative, furnish, or cause the Adviser to furnish, to the Account from time to time whatever information the Manager believes appropriate for this purpose.

    (b) The Manager will also furnish to the Account, at its own expense and without renumeration from or other cost to the Account, the following:

         (i) Office Space.  The Manager will provide office space in the offices
             ------------
of the Manager or in such other place as may be agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment;

         (ii) Personnel.  The Manager will provide necessary executive and other
              ---------
personnel, including personnel for the performance of clerical and other office functions, exclusive of those functions: (A) related to and to be performed under the Account's contract or contracts for administration, custodial, accounting, bookkeeping, transfer or similar services by the entity selected to perform such services; and (B) related to the investment advisory services to be provided by the Adviser pursuant to an investment advisory agreement; and

         (iii) Preparation of Prospectus and Other Documents. The Manager will provide other information and services, other than services of outside counsel or independent accountants or investment advisory services to be provided by the Adviser under an investment advisory agreement, required in connection with the preparation of all registration statements and prospectuses, prospectus supplements, statements of additional information, all annual, semiannual, and periodic reports to policy owners of the Account, regulatory authorities, or others, and all notices and proxy solicitation materials, furnished to policy owners of the Account or regulatory authorities, and all tax returns.

    (c) The records relating to the services provided under the Agreement shall be the property of the Account and shall be under its control; however, the Account shall furnish to the Manager such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require an order to carry out its duties or to satisfy applicable regulatory requirements. In the event of the termination of this Agreement, such records shall promptly be returned to the Account by the Manager free from any claim or retention of rights therein.
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    (d) The services of the Manager to the Account hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others and to engage in other activities, so long as the services rendered to the Account are not impaired.

    3.  Compensation
        ------------

    In consideration of services rendered pursuant to this Agreement, the Account will pay the Manager a fee at the respective annual rates of the value of each Subaccount's average daily net asset set forth in Schedule A hereto as such schedule may be amended from time to time. Such fees shall be accrued daily and paid monthly as soon as practicable after the end of each month. If the Manager shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Manager, the value of the Subaccounts' net assets shall be computed at the times and in the manner specified in the Registration Statement.

    4.  Expenses
        --------

    The Account shall pay all expenses other than those expressly assumed by the Manager herein, which expenses payable by the Account shall include, but are not limited to:

    a.  Fees to the Manager;

    b.  Legal and audit expenses;

    c. Fees and expenses related to the registration and qualification of the Account and its shares for distribution under federal and state securities laws;

    d.  Expenses of the Account's transfer agent, custodian and administrator;

    e. Salaries, fees and expenses of members of the Board of Managers and executive officers of the Account who are not "affiliated persons" of the Manager or the Advisers within the meaning of the 1940 Act;

    f. Taxes (including the expenses related to preparation of tax returns) and corporate or other fees levied against the Account;

    g. Brokerage commissions and other expenses associated with the purchase and sale of portfolio securities for the Account;

    h.  Expenses, including interest, of borrowing money;

    i. Expenses incidental to meetings of the Account's policy owners, Board of Managers and the maintenance of the Account's organizational existence;

    j. Expenses of preparing, printing and mailing notices, proxy material, reports to regulatory bodies and reports to policy owners of the Account;
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    k.  Expenses of preparing and typesetting of prospectuses of the Account;

    l. Expenses of printing and distributing prospectuses to policy owners of the Account;

    m.  Association membership dues;

    n. Premiums for fidelity insurance, directors and officers liability insurance and other coverage;
    o. Charges of an independent pricing service to value the Subaccount's assets;

    p.  Expenses related to the purchase or redemption of the Account's units;
and

    q. Such nonrecurring expenses as may arise, including those associated with actions, suits, or proceedings to which the Account is a party and arising from any legal obligation which the Account may have to indemnify its officers and members of the Board of Managers with respect thereto.

    5.  Standard of Care
        ----------------

    The Manager shall exercise its best judgment in rendering the services hereunder. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Account in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Manager against liability to the Account or to the policy owners of the Account to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Manager's reckless disregard of its obligations and duties under this Agreement. Any person, even though an officer, director, employee or agent of the Manager, who may be or become an officer, member of the Board of Managers, employee or agent of the Account, shall be deemed, when rendering services to the Account to be rendering such services to or to be acting solely for the Account and not as an officer, director, employee or agent, or one under the control or direction of the Manager, even though paid by it.

    6.  Term
        ----

    This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years from the date hereof and indefinitely thereafter provided that its continuance after such two year period as to each Subaccount shall be specifically approved at least annually by vote of a majority of the outstanding voting securities of such Subaccount or by vote of a majority of the Account's Board of Managers; and further provided that such continuance is also approved annually by the vote of a majority of the Board of Managers who are not parties to this Agreement or interested persons of the Account or the Manager, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated as to any Subaccount at any time, without payment of any penalty, by the Account's Board of Managers or by a vote of a majority of the outstanding voting securities of such Subaccount upon 60 days' prior written notice to the Manager, or by the Manager upon 90 days' prior written notice to the Account, or upon such shorter notice as may be mutually agreed upon. This Agreement may be amended at any time by the Manager and the Account, subject to
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approval by the Account's Board of Managers and, if required by applicable SEC rules and regulations, a vote of a majority of the Account's outstanding voting securities. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act.

    7.  Limitation of  Account's Liability
        ----------------------------------

    The Manager agrees that the Account's obligations hereunder in any case shall be limited to the Account and to its assets and that the Manager shall not seek satisfaction of any such obligation from the policy owners of the Account nor from any member of its Board of Managers, officer, employee or agent of the Account.

    8.  Force Majeure
        -------------

    The Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

    9.  Severability
        ------------

    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

    10.  Miscellaneous
         -------------

    This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.
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    If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.

                             Very truly yours,

                             PFL ENDEAVOR TARGET ACCOUNT



                             By _______________________________
                                     Authorized Officer

Accepted:

ENDEAVOR INVESTMENT ADVISERS


By:  Endeavor Management Co.,
    Managing Partner


By ________________________________
  Authorized Officer
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                                   SCHEDULE A


Dow Jones Industrial Average  Target 10
Subaccount                                 0.75% of average daily net assets

Dow Jones Industrial Average Target 5
Subaccount                                 0.75% of average daily net assets